LIST OF SUBSIDIARIES

OFS Capital WM, LLC, a Delaware limited liability company.
OFS SBIC I GP, LLC, a Delaware limited liability company.
OFS SBIC I, LP, a Delaware limited liability company.
FQSR II, LLC, a Delaware limited liability company.
MTE Holding Corp., a Delaware corporation.